Exhibit 99
Press Release
November 28, 2007
Chairman K. Ray Mahan announced that at the November 27, 2007 meeting of the Board of Directors of Cortland Bancorp (the “Company”) a regular quarterly dividend of $0.22 per share and a 1% stock dividend were declared. Both dividends are payable to shareholders of record as of December 14, 2007. Payment and distribution to shareholders will occur on January 1, 2008 and January 2, 2008 for the stock dividend and cash dividend, respectively.
At the same meeting, Chairman Mahan stated that the Company’s Board of Directors voted to increase by 100,000 shares the repurchase authorization of its current stock buyback program. The program will now terminate upon the earlier to occur of the purchase of a total of 300,000 shares of the Company’s common stock or February 28, 2009.

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